SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 25, 2002
(Date of earliest event reported)

ONEOK, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103
(Zip code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.	Other Events

On November 25, 2002, ONEOK, Inc. announced that it had entered into an agreement with an undisclosed exploration and production company to sell certain natural gas and oil producing properties for $300 million in cash.

The transaction is structured as the sale of ONEOK Resources Company, the production segment of ONEOK, Inc., which owns natural gas and oil reserves in Oklahoma, Kansas and Texas. The sale includes approximately 1900 wells, 475 of which are operated by ONEOK. Net daily production from these wells is approximately 43.5 million cubic feet of natural gas and 650 barrels of oil. Three producing oil and gas properties located in Oklahoma are excluded from the sale, representing approximately one-third of ONEOK’s current proved oil and gas reserves.

ONEOK intends to use the net proceeds from the sale to pay down debt for other corporate purposes. The transaction is expected to close January 2003. The effective date for allocation of income and expenses is November 30, 2002. ONEOK expects to record a pre-tax gain on the sale of approximately $75 million in the first quarter of 2003.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Businesses Acquired
Not applicable.

(b)	Pro Forma Financial Information
Not applicable.

(c)	Exhibits
99.1        Press release issued by ONEOK, Inc. dated November 25, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date: November 26, 2002	By:	/s/ Jim Kneale
Jim Kneale Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)

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